SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 17, 2020

CRAFT BREW ALLIANCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Washington	0-26542	91-1141254
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

929 North Russell Street

Portland, OR 97227-1733

(Address of Principal Executive Offices, Zip Code)

(503) 331-7270

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.005 par value	BREW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 17, 2020, Craft Brew Alliance, Inc. (the “Company”), and Bank of America, N.A. (“BofA”), executed a Sixth Amendment (the “Amendment”) to the Amended and Restated Credit Agreement dated as of November 30, 2015 (the “Credit Agreement”), by and among the Company as borrower, its subsidiaries as guarantors, and BofA as lender. The primary change effected by the Amendment was to revise the financial covenants contained in Section 7.11 of the Credit Agreement.

The Credit Agreement provides for a $45,000,000 reducing revolving facility, including a $2,500,000 sublimit for the issuance of standby letters of credit, as well as a term loan facility in the amount of $8,035,465 as of the date of this report. The maximum amount of the revolving facility is subject to loan commitment reductions in the amount of $750,000 each quarter beginning March 31, 2021. The Company may use the proceeds of the credit facility for general corporate purposes, including capital expenditures. The term of the credit facility expires on September 30, 2023.

As amended, the Credit Agreement requires the Company to satisfy the following financial covenants: (i) on or after the earliest to occur of October 1, 2020 or the termination of that certain Agreement and Plan of Merger (the “A-B Merger”), dated as of November 11, 2019, by and among the Company, Barrel Subsidiary, Inc., and Anheuser-Busch Companies, LLC (“ABC”), a Consolidated Leverage Ratio of 3.50 to 1.00; (ii) on or after the earliest to occur of October 1, 2020 or the termination of the A-B Merger, a Consolidated Fixed Charge Coverage Ratio of 1.20 to 1.00; and (iii) on a trailing four-quarter basis at September 30, 2020, a minimum Consolidated EBITDA of $3,000,000. Failure to maintain compliance with these covenants is an event of default and would give BofA the right to declare the entire outstanding loan balance immediately due and payable. Except as specifically amended by the Amendment, the Credit Agreement remains in full force and effect according to its terms.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Finance Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is by this reference incorporated in this Item 2.03.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 17, 2020, the Company entered into an amended and restated employment agreement (the “Employment Agreement”) and a retention award agreement (the “Retention Agreement”) with Kenneth C. Kunze, the Company’s Vice President and Chief Marketing Officer.

The Employment Agreement provides for a term ending on June 30, 2021. Under the agreement, Mr. Kunze is entitled to an annual base salary of $285,000 per year, annual cash incentive compensation, health and other employee benefits and stock-based awards as approved by the Compensation Committee under the Company’s executive compensation program. The Employment Agreement also provides for participation in all of the Company’s employee benefit programs for which Mr. Kunze is eligible, including the Company’s 401(k) plan. Under the Employment Agreement, Mr. Kunze is entitled to severance equal to one year of base salary following termination of his employment by the Company without cause or by Mr. Kunze for good reason (each, a “Qualifying Termination”). The severance is payable in twelve equal monthly installments and is conditioned upon Mr. Kunze signing a general release in favor of the Company.

The Retention Agreement with Mr. Kunze provides for a retention bonus of $149,500 payable to Mr. Kunze upon a Qualifying Termination on or after the closing of the A-B Merger and prior to the first anniversary of the A-B Merger.

Item 8.01.	Other Events.

On September 18, 2020, the Company and ABC issued a joint press release announcing that the U.S. Department of Justice had agreed to clear the A-B Merger, subject to conditions outlined in a consent decree. A copy of this press release is filed pursuant to this Item 8.01 as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits:

The following exhibits are filed with this Form 8-K:

10.1	Sixth Amendment to Amended and Restated Credit Agreement, dated September 17, 2020, by and among Craft Brew Alliance, Inc., its subsidiaries, and Bank of America, N.A.

99.1	Joint Press Release, dated September 18, 2020.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAFT BREW ALLIANCE, INC.

Dated: September 21, 2020	By:	/s/ Edwin A. Smith
Edwin A. Smith
Corporate Controller and Principal Accounting Officer